CAPITAL VISION GROUP, INC.
              150 Vanderbilt Motor Parkway - Suite 311
                     Hauppauge, New York  11788
                (516) 273-0045 * Fax (516) 273-0047

                                   March 9, 1995

     The Harvey Group Inc.
     600 Secaucus Road
     Secaucus, NJ  07094
     Attn:  Mr. Art Shulman
            President

     Dear Mr. Shulman:

               Pursuant to our prior discussions, the purpose of this letter is to set forth the agreement reached between The Harvey Group Inc. ("Harvey" or the "Company") and Capital Vision Group, Inc. ("CVG") whereby Harvey will retain the services of CVG as its financial and business advisor effective upon completion of a private placement pursuant to the terms of the letter of intent dated on or about March 8, 1995 with Janssen-Meyers Associates, L.P. ("JMA"), an unaffiliated broker/dealer. It is understood that as part of this agreement, Mr. Lawrence Fleischman, the president of CVG, will be elected to the board of directors of Harvey concurrently with the closing of the anticipated private placement referred to below and will assume the role of chairman of a to be formed executive committee or other similar position. Additionally, the board at such time shall consist of not more than nine individuals, including certain current members, all to be reasonably satisfactory to CVG.

               Following completion of the private placement through JMA, CVG will assist the management in returning Harvey to profitability through expense reductions and new marketing ideas, as previously discussed, and through the acquisition of other entities, all as may be acceptable to the Board of Directors.

               CVG shall be entitled to receive as
     compensation for its services a cash fee equal to $6,000 per month. Additionally, CVG shall as of the date this letter agreement is executed by Harvey, subject to and conditioned upon ratification by the Harvey shareholders and completion of the private placement, purchase for $100.00 from Harvey warrants to purchase 5,000,000 shares of common stock. Such warrants shall be exercisable at $0.50 per share (subject to anti-dilution protection) at any time, in whole or in part, until seven years from the date of the ratification by shareholders of the warrant issuance. As additional compensation to CVG, Harvey shall pay to CVG a bonus equal to 10% of the pre-tax earnings of the Company which shall exceed $500,000 in any given fiscal year (if such fiscal year is for a period less than twelve months, the $500,000 threshold shall be adjusted accordingly). Any and all reasonable and customary out of pocket expenses incurred by CVG shall be reimbursed by the Company promptly upon request.

               This agreement shall terminate on March 31, 1997 if not previously renewed by CVG and Harvey. Any amounts owed to CVG as of such date shall promptly thereafter be paid and the warrants purchased by CVG and its designees shall be retained by the holders thereof.

               If the foregoing accurately sets forth our agreement and has been approved by the board of directors of Harvey, please so indicate by signing one copy of this letter where indicated below and returning it to the undersigned by facsimile and mail. We look forward to working with you on this most exciting endeavor.

                              Sincerely,

                              CAPITAL VISION GROUP, INC.

                              By: /s/ Lawrence K. Fleischman
                                   Lawrence K. Fleischman
                                   President

     ACCEPTED AND AGREED TO:

     THE HARVEY GROUP INC.

     By: /s/ Art Shulman
        Art Shulman
        President